Exhibit 99.1

[First Federal Bancshares of Arkansas, Inc. Letterhead]                    FOR
                                                                     IMMEDIATE
                                                                       RELEASE


1401 Highway 62/65 North                      FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                    Larry J. Brandt/President-CEO
Harrison, AR  72602                                   Tommy Richardson/EVP-COO
                                                       Sherri Billings/EVP-CFO
                                                                  870-741-7641


               FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
              ANNOUNCES STOCK REPURCHASE PROGRAM ACTIVITY

Harrison, Arkansas - February 8, 2005 (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation had completed its previously announced stock repurchase. The action, which consisted of a repurchase of 260,257 shares of the Corporation's issued and outstanding shares, commenced on June 7, 2004 and was completed on February 7, 2005. Such shares will be reflected as treasury shares and will be available for general corporate purposes.

In addition, First Federal Bancshares of Arkansas, Inc., announced today that its Board of Directors authorized the repurchase of up to 251,801 shares, or approximately 5 percent, of the Corporation's outstanding common stock.

Repurchases are authorized to be made by the Corporation from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Larry J. Brandt, President/CEO of the Corporation, stated that "the stock repurchase reflects management's commitment to enhance shareholder value. We believe the repurchase of our stock is a wise and prudent use of excess capital."

As of December 31, 2004, the Corporation had total assets of $751.7 million. The Bank, in its 71st year, conducts business from 15 full-service branch locations, one stand-alone loan production office, and 24 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.













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